                                                                        EX-4.(b)

                      AMENDMENT NO. 1 TO SECURITY AGREEMENT


         THIS AMENDMENT NO. 1 TO SECURITY AGREEMENT ("Amendment") dated as of August 1, 1996, is made by EDNET, INC., a Colorado corporation ("Grantor"), and MORGAN FULLER CAPITAL GROUP L.L.C. ("Lender").

                                    RECITALS

         A. Grantor previously executed that certain Security Agreement, dated as of July 5, 1996 (the "Security Agreement"), in favor of Lender.

         B. Grantor and Lender now desire to amend the Security Agreement as provided for in this Amendment.

                                   AGREEMENT

         ACCORDINGLY, for good and valuable consideration, the parties hereby agree as follows:

         Section 1. Amendment of Security Agreement. The Security Agreement is hereby amended as follows:

                  (a) Recital A of the Security Agreement is amended in its entirety to read as follows:

                                    "A. Pursuant to and as evidenced by that
                           certain Senior Secured Promissory Note dated July 5, 1996 in the amount of $500,000; Senior Secured Promissory Note dated on or about August 7, 1996 in the amount of $300,000; Senior Secured Promissory Note dated on or about August 7, 1996 in the amount of $200,000; and Senior Secured Promissory Note dated on or about August 15, 1996 in the amount of $250,000 (as the same from time to time may be amended, modified, supplemented or restated, the "Notes") by Grantor, Lender has agreed to make certain extensions or credit to Grantor in the amount and manner set forth in the Notes (the "Loan")."

         Section 2. Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the State of California, as applied to contracts entered into by California residents and to be performed entirely within California. This Amendment may be executed in any number of counterparts, each of which when so delivered shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Each such agreement shall become effective upon the execution of a counterpart hereof or thereof by each of the parties hereto.


                                       1.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered by its duly authorized officer on the date first set forth above.

                                          "Grantor"

                                          EDNET, INC.
                                          a Colorado corporation


                                          By /s/Tom Kobayashi
                                             ----------------------------------
                                                Tom Kobayashi
                                                Chief Executive Officer


                                          Morgan Fuller Capital Group L.L.C.,


                                          By /s/Gordon R. Taubenheim
                                             ----------------------------------
                                                Gordon R. Taubenheim
                                                Managing Director



                                       2.